                                                                   EXHIBIT 10.58

================================================================================


                         SECURITIES PURCHASE AGREEMENT

                                     among

                    WARBURG, PINCUS CAPITAL PARTNERS, L.P.,

                                  HUMANA INC.

                                      and

                                  VESTAR, INC.



                                ----------------
                                  May 11, 1990
                                ----------------


================================================================================

                               TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
SECTION  1.    AUTHORIZATION OF SERIES D CONVERTIBLE
               PREFERRED STOCK AND WARRANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . .         1

SECTION  2.    PURCHASE AND SALE OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . .         1

SECTION  3.    REPRESENTATIONS AND WARRANTIES OF
               THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2

         3.1   Corporate Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2
         3.2   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2
         3.3   Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3
         3.4   Corporate Proceedings, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
         3.5   Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
         3.6   Absence of Defaults, Conflicts, etc  . . . . . . . . . . . . . . . . . . . . . . . .         4
         3.7   Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5
         3.8   Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . .         5
         3.9   Absence of Certain Developments  . . . . . . . . . . . . . . . . . . . . . . . . . .         5
         3.10  SEC Disclosure Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6
         3.11  Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6
         3.12  Pending Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6
         3.13  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7
         3.14  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7
         3.15  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
         3.16  Patents, Licenses, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8
         3.17  Title to Tangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9
         3.18  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9
         3.19  Interest in Competitors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10
         3.20  Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10
         3.21  Private Offering   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10
         3.22  Confidential Memorandum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
         3.23  Material Facts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
         3.24  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11

SECTION  4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER  . . . . . . . . . . . . . . . . . .        11

SECTION  5.    ADDITIONAL COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . .        13
         5.1   Increase in Number of Authorized Shares of Common Stock  . . . . . . . . . . . . . .        13
         5.2   Certificate of Designation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13
         5.3   Resale of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13
         5.4   Covenants Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14
         5.5   Further Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14





                                      (i)

                                                                                                       Page
                                                                                                       ----
SECTION  6.    PURCHASERS' CLOSING CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . .        14

         6.1   Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . .        15
         6.2   Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15
         6.3   Officers' Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15
         6.4   Counsel's Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15
         6.5   Approval of Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
         6.6   Injunction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
         6.7   Adverse Development  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
         6.8   Legal Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18

SECTION  7.    COMPANY CLOSING CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18

         7.1   Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . .        19
         7.2   Fairness Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19
         7.3   Injunction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19

SECTION  8.    REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19

         8.1   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19
         8.2   Requested Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
         8.3   Company Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22
         8.4   Form S-3   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24
         8.5   Expenses of Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        25
         8.6   Other Obligations of the Company   . . . . . . . . . . . . . . . . . . . . . . . . .        25
         8.7   Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        25
         8.8   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        27
         8.9   Information about the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . .        29
         8.10  Conditions to Registration   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29
         8.11  Rule 144   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        29

SECTION  9.    COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30

         9.1   Financial and Business Information   . . . . . . . . . . . . . . . . . . . . . . . .        30
         9.2   Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
         9.3   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        31
         9.4   Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32
         9.5   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32
         9.6   Keeping of Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32
         9.7   Lost, etc. Certificates Evidencing Convertible Preferred Stock; Exchange   . . . . .        32

SECTION  10.   INTERPRETATION OF THIS AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . .        33

         10.1  Terms Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        33
         10.2  Accounting Principles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
         10.3  Directly or Indirectly   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
         10.4  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        34
         10.5  Paragraph and Section Headings   . . . . . . . . . . . . . . . . . . . . . . . . . .        34





                                      (ii)

                                                                                                       Page
                                                                                                       ----
SECTION  11.   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35

         11.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35
         11.2  Expenses and Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35
         11.3  Reproduction of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35
         11.4  Termination and Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        36
         11.5  Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        36
         11.6  Entire Agreement; Amendment and Waiver   . . . . . . . . . . . . . . . . . . . . . .        36
         11.7  Limitation on Enforcement of Remedies  . . . . . . . . . . . . . . . . . . . . . . .        37
         11.8  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        37

Schedule  3.1   Jurisdictions Qualified to do Business
Schedule  3.2   Subsidiaries, Joint Ventures, Etc.
Schedule  3.3   Warrants and Options
Schedule  3.5   Consents and Filings
Schedule  3.9   Developments Since December 31, 1989
Schedule  3.11  Compliance with Law
Schedule  3.13  Tax Audits
Schedule  3.14  Employment Contracts, Collective Bargaining Agreements, Labor Organization
                Activity; Pending Employee Departures
Schedule  3.15  Employee Benefit Plans
Schedule  3.16  Encumbered Patents, Licenses, Etc.
Schedule  3.17  Encumbered Tangible Assets
Schedule  3.18  Insurance Policies
Schedule  3.19  Interest in Competitors
Schedule  3.20  Registration Rights

EXHIBIT   A     Purchasers, Securities Purchased and Purchase Price

EXHIBIT   B     Form of Certificate of Designations, Number, Voting Powers,
                Preferences and Rights of Series D Convertible Preferred Stock
EXHIBIT   C     Form of Common Stock Purchase Warrants
EXHIBIT   D     Certificate of Incorporation of Vestar, Inc.
EXHIBIT   E     By-Laws of Vestar, Inc.





                                     (iii)

                                  VESTAR, INC.

                         SECURITIES PURCHASE AGREEMENT

                            Dated as of May 11, 1990

To:      Each of the Purchasers named
         on Exhibit A hereto

Dear Sirs:

         Vestar, Inc. (the "Company"), a Delaware corporation having offices at 650 Cliffside Drive, San Dimas, California 91773, hereby agrees with each of the Purchasers listed on Exhibit A hereto severally (the Purchasers listed on Exhibit A hereto are hereinafter referred to individually as a "Purchaser" and collectively as "Purchasers") as follows:

SECTION 1.       AUTHORIZATION OF SERIES D CONVERTIBLE PREFERRED
                 STOCK AND WARRANTS

         (a) The Company has authorized and created a series of its preferred stock consisting of 6,500 shares, $.01 par value per share, designated as its "Series D Convertible Preferred Stock" (the "Convertible Preferred Stock"). The terms, limitations and relative rights and preferences of the Convertible Preferred Stock are set forth in the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series D Convertible Preferred Stock of the Company, a copy of which is annexed hereto as Exhibit B (the "Certificate of Designation").

         (b) The Company has authorized the issuance of warrants to purchase an aggregate of 1,529,411 shares of the Company's Common Stock, par value $.01 per share, substantially in the form of Exhibit C hereto (the "Warrants").

SECTION 2.       PURCHASE AND SALE OF SECURITIES

         (a) Subject to the terms and conditions set forth in this Agreement and in reliance upon the Company's and the Purchasers' representations set forth below, on the Closing Date (as defined below) the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company severally and not jointly, the aggregate number of shares of Convertible Preferred Stock and Warrants set forth opposite each Purchaser's name for an aggregate cash purchase price set forth opposite such name on

Exhibit A. Such sales and purchases shall be effected on the Closing Date by the Company executing and delivering to each Purchaser, duly registered in such Purchaser's name, a duly executed stock certificate evidencing the shares of Convertible Preferred Stock to be purchased and a duly executed Warrant certificate against delivery by such Purchaser to the Company of the amount set forth opposite such Purchaser's name on Exhibit A by wire transfer of immediately available funds to such account as the Company shall designate, not less than three Business Days prior to the Closing Date.

         (b) The closing of such sales and purchases shall take place at 11:00 A.M., Eastern Standard Time, on May 11, 1990, or such other date as the Purchasers and the Company agree in writing (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, or such other location as the Purchasers and the Company shall mutually select.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Purchasers that:

         3.1     Corporate Organization

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Annexed hereto as Exhibits D and E, respectively, are true and complete copies of the Certificate of Incorporation and By-Laws of the Company, as amended through the date hereof.

         (b) The Company has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted.

         (c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of, each jurisdiction listed on Schedule 3.1 hereto, and such jurisdictions constitute the only jurisdictions in which the conduct of the Company's business or the nature of the property owned require such qualification, except where the failure to so qualify would not have a material adverse affect on the business or financial position of the Company.

         3.2     Subsidiaries

         Except as set forth on Schedule 3.2, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation nor does it have any direct or indirect ownership interest in any business. The Company is not a participant in any joint venture or partnership, or a party to any license agreement other than as disclosed in
Schedule 3.2.

         3.3     Capitalization

         (a) The Company's authorized capital stock consists of 3,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock") and 10,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). As of April 15, 1990, the issued and outstanding capital stock of the Company consisted of 6,424,368 shares of Common Stock and no shares of Preferred Stock. All the issued and outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable. As of April 15, 1990, the Company had reserved for issuance:
1,046,787 shares of Common Stock upon the exercise of outstanding options granted under the Company's stock option plans; 478,000 shares of Common Stock upon the exercise of outstanding warrants; and 77,846 shares of Common Stock under the Company's Retirement Savings Plan.

         (b) Upon issuance, sale and delivery as contemplated by this Agreement, the Warrants will be validly issued by the Company and entitled to the rights described therein and the shares of Convertible Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights, and entitled to the rights therein described. The Company has reserved for issuance the number of shares of Common Stock initially issuable upon exercise of the Warrants and conversion of the Convertible Preferred Stock (including without limitation, temporary suspension of stock option grants pursuant to Section 5.1(b) hereof). Upon their issuance in accordance with the terms of the Warrants or the Convertible Preferred Stock, the shares of Common Stock issuable upon exercise of the Warrants or upon conversion of the Convertible Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights.

         (c) Except for the rights which attach to the warrants and options which are listed on Schedule 3.3 hereto and to the Convertible Preferred Stock, there are no shares of Common Stock issuable upon conversion of any security of the Company nor are there any rights, options or warrants outstanding or other agreements to acquire shares of Common Stock nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares of Common Stock. No shareholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

         3.4     Corporate Proceedings, etc.

         (a) The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder. The Board has authorized the creation and designation of the Convertible Preferred Stock and the issuance and delivery of the Convertible Preferred Stock and the Warrants in accordance with this Agreement and has reserved for issuance the shares of Common Stock initially issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Warrants (including without limitation, temporary suspension of stock option grants pursuant to Section 5.1(b) hereof). No other corporate action (except for an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock to 15,000,000 shares, as contemplated by Section 5.1(a) hereof) is necessary to authorize the performance by the Company of its obligations hereunder.

         (b) This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         3.5     Consents and Approvals

         Except for the consents and filings described in Schedule 3.5 hereto, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

         3.6     Absence of Defaults, Conflicts, etc.

         The execution and delivery of this Agreement and the adoption by the Board of Directors of the Company of the Certificate of Designation do not, and the fulfillment of the terms hereof and thereof by the Company, and the issuance of the Convertible Preferred Stock and the Warrants (and the Common Stock upon conversion of the Convertible Preferred Stock and upon exercise of the Warrants) as herein contemplated, will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement of the Company (collectively, the "Key Agreements and Instruments"), or the Certificate of Incorporation or By-Laws of the Company, or any rule or regulation of any court or federal or state regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or businesses. No event has occurred and no condition exists which, upon notice or the passage of time, would constitute a material default under any such Key Agreements and Instruments or in any material license, permit or authorization to which the Company is a party or by which it may be bound.

         3.7     Financial Statements

         The Company has previously delivered to the Purchasers the Company's balance sheets as at December 31, 1989 and December 31, 1988, and the related statements of operations, stockholders' equity and cash flows for the fiscal periods ended on such dates, in each case certified by Touche Ross & Co., independent certified public accountants. The financial statements and schedules (including the related notes) of the Company present fairly the financial condition of the Company and the results of operations and cash flows for the periods therein indicated. All such financial statements and schedules (including the related notes) have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied.

         3.8     Absence of Undisclosed Liabilities

         As of the respective dates of the balance sheets referred to in
Section 3.7 hereto, the Company had no material liabilities (fixed, accrued, contingent or otherwise, including without limitation any tax liabilities due or to become due) which were not fully reflected or provided for in such balance sheets.

         3.9     Absence of Certain Developments

         Except as set forth on Schedule 3.9 hereto, since December 31, 1989, there has been no (i) material adverse change in the condition, financial or otherwise, of the Company or in its assets, liabilities, properties, or business or prospects, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) issuance of any capital stock (other than pursuant to the exercise of options, warrants or convertible securities outstanding at such date) or options, warrants or rights to acquire capital stock (other than the rights granted to the Purchasers hereunder), (iv) material loss, destruction or damage to any property of the Company, whether or not insured, (v) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (vi) labor trouble involving the Company or any material change in its personnel or the terms and conditions of employment,
(vii) waiver of any valuable right, (viii) loan or extension of credit to any officer or employee of the Company or (ix) acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by the Company otherwise than for fair value in the ordinary course of business.

         3.10    SEC Disclosure Materials

         All documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") have been filed on a timely basis since January 1, 1987, and when such documents were filed or became effective they complied in all material respects with the Securities Act of 1933, as amended (the "1933 Act") and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the Rules and Regulations thereunder. At the time such documents were filed they did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         3.11    Compliance with Law

         Except as set forth on Schedule 3.11 hereto, the Company:

         (a) is not in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation, federal or state securities laws and laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations; and

         (b) has all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, which if violated or not obtained might materially adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company. The Company has not finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

         3.12    Pending Actions

         There is no action, suit, investigation or proceeding pending or threatened, against the Company or its properties or assets by or before any court, arbitrator or governmental body, department, commission, board, bureau, agency or instrumentality, which questions the validity of this Agreement, the Certificate of Designation, the Convertible Preferred Stock or any action taken or to be taken pursuant hereto or thereto, or which is reasonably likely to result in any material adverse change in the business, financial condition or prospects of the Company, and the Company is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, or award having applicability to it or its business or properties.

         3.13    Tax Matters

         There are no federal, state, county or local taxes due and payable by the Company which have not been paid. The provisions for taxes on the audited and unaudited balance sheets described in Section 3.7 are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company whether or not assessed or disputed as of the respective dates of such balance sheets. The Company has duly filed all federal, state, county and local tax returns required to have been filed by it and, except as set forth on
Schedule 3.13, there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. Except as set forth on Schedule 3.13, the Company has not been subject to a federal or state tax audit of any kind.

         3.14    Employees

         Except as set forth on Schedule 3.14 hereto, the Company does not have any employment contract with any of its employees which Is not terminable for cause or otherwise terminable on no more than sixty (60) days advance notice, any collective bargaining agreements covering any of its employees, or been subject to any material labor organization activity. There are no material controversies or labor troubles pending or threatened between the Company and any of its employees. The Company has complied in all material respects with all applicable federal and state laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment, and there are no arrears in the payments of wages, withholding or social securities taxes, unemployment insurance premiums or other similar obligations. The Company has in force written confidentiality and non-disclosure agreements and patent/invention agreements with, and requires as a condition of employment the execution of such agreements by, all of its scientific and research employees, all research consultants, all of its officers and such other members of its staff as in the regular course of their duties may receive confidential information regarding the Company, its products, its technology, its research and its current and prospective business plans. Except as listed on Schedule 3.14, no employee or consultant of the Company, the loss of whose services could materially and adversely affect the Company or the business or prospects of the Company has given any indication that he or she intends to leave the employ of the Company or is considering doing so, or is being terminated.

         3.15    Employee Benefit Plans

         All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) covering former and current employees of the Company, or under which the Company has any obligation or liability (each, a "Benefit Plan") are listed on Schedule 3.15. No Benefit Plan is a multi-employer plan (as defined in Section 3(37) of ERISA) or is a defined benefit plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA. The Benefit Plans are and have been administered in substantial compliance with their terms and with the requirements prescribed by ERISA and the applicable provisions of the Code. Each Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA (each, a "Pension Plan"), which is intended to be "qualified" under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service as to its qualified status. The Company has not incurred any liability under Title IV of ERISA, including any liability to the Pension Benefit Guaranty Corporation. No Benefit Plan (other than a Pension Plan) provides retirement or other post-termination benefits. No Benefit Plan has engaged in a transaction which would subject the Company to a material tax, penalty or liability under the Code or ERISA. There is no material litigation pending or threatened with respect to any Benefit Plan. Schedule 3.15 lists all material plans, contracts, bonuses, commissions, profit-sharing, savings, stock options, insurance, deferred compensation or other similar fringe or employee benefits, other than the Benefit Plans, covering former or current employees of the Company or under which the Company has any obligation or liability (each, a "Benefit Arrangement"). True and complete copies of all Benefit Arrangements have been provided or made available to the Purchasers prior to the date hereof. The Benefit Arrangements are and have been administered in substantial compliance with their terms and with the requirements of applicable law. The Company's payments to current or former employees pursuant to the Benefit Plans and Benefit Arrangements are and have been fully deductible under the Code.

         3.16    Patents, Licenses, etc.

         The Company possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights necessary to conduct its business as now being conducted and as planned to be conducted without conflict with or infringement upon any valid rights of others and the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and has not received any notice of infringement upon or conflict with the asserted rights of others, except as set forth in Schedule 3.16. The Company has all third party licenses necessary for the conduct of its business as now being conducted by it and as planned to be conducted, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and it is not in default in any material respect under any of such third party licenses, except as set forth on Schedule 3.16.

         Except as provided for on Schedule 3.16, the Company is not currently obligated or under any existing liability to make royalty or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service names, trade names, copyrights or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted or proposed to be conducted, or otherwise. To the Company's best knowledge, no employee of the Company has violated any employment agreement or proprietary information agreement which he had with a previous employer or any patent policy of such employer, or is a party to or threatened by any litigation concerning any patents, trademarks, trade secrets, service names, trade names, copyrights, licenses and the like.

         3.17    Title to Tangible Assets

         Except as set forth on Schedule 3.17 hereto, the Company has good title to its properties and assets, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have not arisen otherwise than in the ordinary course of business. The Company enjoys peaceful and undisturbed possession under all material leases in which the Company is a lessee, and all of such leases are valid and subsisting and none of them is in default in any material respect.

         3.18    Insurance

         The Company and its properties are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of the Company. Schedule 3.18 sets forth a true and complete listing of the insurance policies of the Company as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates. No notice of any termination or threatened termination of any of the Company's insurance policies has been received and such policies are in full force and effect.

         3.19    Interest in Competitors

         Except as set forth on Schedule 3.19, neither the Company, nor any of its officers or, to the best of its knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 5% of the outstanding capital stock of a publicly traded Person) or otherwIse, directly or indirectly, in any Person other than the Company that
(i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently proposed to be conducted by the Company or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

         3.20    Registration Rights

         Except as otherwise provided by Section 8 and as described in Schedule
3.20 hereto, the Company will not, as of the Closing Date, be under any obligation to register any of its securities under the 1933 Act.

         3.21    Private Offering

         Neither the Company nor anyone acting on its behalf shall offer the Convertible Preferred Stock or Warrants for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Convertible Preferred Stock and Warrants or shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Warrants, or any part thereof, within the provisions of Section 5 of the 1933 Act. Based upon the representations of the Purchasers set forth in Section 4, the offer, issuance and sale of the Convertible Preferred Stock and the Warrants, and the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or upon exercise of the Warrants are and will be exempt from the registration and prospectus delivery requirements of the 1933 Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

         3.22    Confidential Memorandum

         The Company has heretofore furnished the Purchasers with a Confidential Offering Document, dated December 1989 (the "Confidential Memorandum"). The materials presented in the Confidential Memorandum have been prepared in a good faith effort by the Company to describe the Company's present and proposed products, operations and projected growth. The Confidential Memorandum also contains forecasts which, to the best of the Company's belief and knowledge, present the expected future financial condition, results of operations and cash flows of the Company for the forecasted periods based upon assumptions that the Company believes to be reasonable, provided that the Company makes no representation that the results shown in such forecasts will in fact be realized; and the Purchasers acknowledge that actual results may differ materially from those shown.

         3.23    Material Facts

         The Confidential Memorandum, this Agreement, the schedules and exhibits furnished contemporaneously herewith, and the other agreements, documents, certificates or written statements furnished or to be furnished to the Purchasers through the Closing Date by or on behalf of the Company in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to the Company and which has not been disclosed in the Confidential Memorandum, this Agreement or otherwise by the Company to the Purchasers which may materially adversely affect the business, properties, assets or condition, financial or otherwise, of the Company.

         3.24    Brokerage

         There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company and the Company agrees to indemnify and hold the Purchasers harmless against any costs or damages incurred as a result of any such claim.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Each of the Purchasers severally represents and warrants to the Company as follows:

         (a) The Purchaser is acquiring the Convertible Preferred Stock and the Warrants (and will acquire the Common Stock upon conversion of the Convertible Preferred Stock or upon exercise of the Warrants) for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Convertible Preferred Stock or the Warrants (or the Common Stock acquired upon conversion of the Convertible Preferred Stock or upon exercise of the Warrants), but subject, nevertheless, to any requirement of law that the disposition of Purchaser's property shall at all times be within Purchaser's control, and without prejudice to Purchaser's right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the 1933 Act or under an exemption from said registration available under the 1933 Act.

         (b) The Purchaser has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

         (c) The Purchaser is a validly existing legal entity, duly organized under the laws of the jurisdiction of its organization.

         (d) The Purchaser has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and upon execution and delivery by the Company, this Agreement shall constitute a valid and legally binding obligation of the Purchaser, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

         (e) There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser and the Purchaser agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

         (f) The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment by the Purchaser in the Company as contemplated by this Agreement, and the Purchaser is able to bear the economic risk of such investment for an indefinite period of time. The Purchaser has been furnished access to such information and documents as the Purchaser has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the

Company concerning the terms and conditions of this Agreement and the purchase of securities contemplated hereby.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

         5.1     Increase in Number of Authorized Shares of Common Stock

         (a) The Company shall promptly take all action necessary to amend the Company's Certificate of Incorporation by increasing the number of authorized shares of Common Stock from 10,000,000 to at least 15,000,000 and shall submit such amendment to the Company s. shareholders for their approval at a meeting to be convened no later than July 31, 1990.

         (b) Until the foregoing amendment to the Company's Certificate of Incorporated shall have been effected, the Company shall not (without the prior written consent of Warburg, Pincus Capital Partners, L.P. and Humana Inc.) grant any additional stock options under its existing stock option plans or issue any additional shares of Common Stock, rights to acquire Common Stock, or securities convertible into Common Stock, 'except pursuant to the valid exercise of stock options or warrants outstanding on April 15, 1990.

         (c) The Company shall at all times subsequent to the increase in the number of authorized shares of Common Stock set forth in Section 5.1(a), reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the conversion of the Convertible Preferred Stock and the exercise of the Warrants, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon conversion of the Convertible Preferred Stock and the exercise of the Warrants.

         5.2     Certificate of Designation

         The Company shall use its best efforts to reach an agreement with General Electric Pension Trust by June 11, 1990, pursuant to which the Company shall issue up to 1,000 shares of Series D Convertible Preferred Stock and up to 235,294 Warrants on terms substantially similar to the terms hereof. If such an agreement is not consummated by June Il, 1990, the Company shall file an amendment to the Certificate of Designation to reduce the number of authorized shares of Series D Convertible Preferred Stock to 5,500.

         5.3     Resale of Securities

         (a) Each Purchaser covenants that it will not sell or otherwise transfer the Convertible Preferred Stock or the Warrants (or any shares of Common Stock acquired upon conversion of the Convertible Preferred Stock or upon exercise of the Warrants) except pursuant to an effective registration under the 1933 Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the 1933 Act and the rules and regulations promulgated thereunder.

         (b) The certificates evidencing the Warrants, and the shares of Convertible Preferred Stock and shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or upon exercise of the Warrants will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

                 "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

         5.4     Covenants Pending Closing

         Pending the closing the Company will not, without each Purchaser's prior written consent, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company will promptly advise the Purchasers of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance.

         5.5     Further Assurance

         Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions Contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

SECTION 6. PURCHASER'S CLOSING CONDITIONS

         The obligation of each Purchaser to purchase and pay for the Convertible Preferred Stock and the Warrants to be purchased by such Purchaser on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

         6.1     Representations and Warranties

         The representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

         6.2     Compliance with Agreement

         The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

         6.3     Officers' Certificate

         Each Purchaser shall have received a certificate, dated the Closing Date, signed by each of the President and the Chief Operating Officer of the Company, certifying that the conditions specified in the foregoing Sections 6.1 and 6.2 hereof have been fulfilled.

         6.4     Counsel's Opinion

         Each Purchaser shall have received from the Company's counsel, Wilson, Sonsini, Goodrich & Rosati, an opinion, dated the Closing Date, substantially to the effect that:

                 (i) The Company is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, has the requisite power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted.

                 (ii) The Company is duly qualified as a foreign corporation in every jurisdiction in which such qualification is necessary, except where the only consequence of a failure to do so would not have a material adverse affect on the Company.

                 (iii) Section 3.3(a) of the Agreement accurately sets forth the authorized and issued capital stock of the Company immediately prior to the Closing Date and upon the adoption of the proposed resolution to increase the number of authorized shares of Common Stock as provided in Section

         5.1(a), the Company will have adequately reserved for issuance shares of Common Stock issuable upon exercise or conversion of all outstanding options and warrants. All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable.

                 (iv) Except for the conversion rights which attach to the Convertible Preferred Stock and the rights which attach to the Warrants and to the warrants and the options which are listed on
         Schedule 3.3 hereto, to the best of such counsel's knowledge, there are no shares of Common Stock issuable upon conversion of any security of the Company nor are there any rights, options or warrants outstanding or other agreements to acquire shares of Common Stock from the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares of Common Stock. No shareholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

                 (v) When issued in accordance with the terms of this Agreement, the Warrants will be validly issued and entitled to the rights therein described and shares of Convertible Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights and entitled to the rights therein described. Upon their issuance in accordance with the terms of the Convertible Preferred Stock or the Warrants, the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or upon exercise of the Warrants will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, free of all preemptive or similar rights.

                 (vi) The Company has duly authorized the execution, delivery, and performance of this Agreement and each of the transactions and agreements contemplated hereby, and no other corporate action is necessary to authorize such execution, delivery or performance. This Agreement has been duly executed and delivered on behalf of the Company and constitutes the valid and binding obligation of the Company, except as its enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and to general principles of equity. The Company has authorized the issuance and delivery of the Convertible Preferred Stock and the Warrants in accordance with this Agreement and the Company has duly reserved for issuance shares of Common Stock initially issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Warrants.

                 (vii) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority except: (A) such as have been duly obtained or made, as the case may be, and are in full force and effect; (B) such as are disclosed on Schedule 3.5; and (C) routine filings after the date of this Agreement with the one or more regulatory authorities.

                 (viii) The execution and delivery of this Agreement and the adoption by the Board of Directors of the Company of the Certificate of Designation and the Warrants do not, and the fulfillment of the terms hereof and thereof by the Company, and the issuance of Common Stock upon conversion of the Convertible Preferred Stock and upon exercise of the Warrants as herein contemplated will not, (A) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement to which the Company is a party and of which such counsel is aware, or (B) violate the Certificate of Incorporation or By-Laws of the Company, or any rule or regulation known to such counsel of any court or federal, state or other regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or businesses. To the best knowledge of such counsel, no event has occurred and no condition exists other than as disclosed in the Company's report on Form 10K for the fiscal year ended December 31, 1989, which would constitute a default or an event of default under any material agreement, contract, or indenture to which the Company is a party or in any material license, permit or authorization to which the Company is a party or by which it is bound and of which such counsel is aware.

                 (ix) To the best knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Company or any of its properties or assets by or before any court, arbitrator or governmental body, department, commission, board, bureau, agency or instrumentality, which questions the validity of this Agreement, the Certificate of Designation, the Convertible Preferred Stock, the Warrants or any action taken or to be taken pursuant hereto or thereto, and the Company is not in default in any material respect with respect to any judgment, order, writ, injunction, decree or award having applicability to the Company or its business or properties.

         6.5     Approval of Proceedings

         All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be Satisfactory in form and substance to each Purchaser and each Purchaser's counsel, Willkie Farr & Gallagher; and each Purchaser shall have received copies of all documents or other evidence which each Purchaser and Willkie Farr & Gallagher may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to each Purchaser and Willkie Farr & Gallagher.

         6.6     Injunction

         There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

         6.7     Adverse Development

         There shall have been no developments in the business of the Company since December 31, 1989 which in the opinion of each Purchaser would have a materially adverse effect upon the value of such business or on the financial condition, goodwill or prospects of the Company.

         6.8     Legal Investment

         At the time of the Closing, the purchase of the Shares to be purchased by each Purchaser hereunder shall be legally permitted by all laws and regulations to which each Purchaser and the Company are subject.

SECTION 7. COMPANY CLOSING CONDITIONS

         The obligation of the Company to issue and deliver the Convertible Preferred Stock and the Warrants to be sold by the Company on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by each Purchaser of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

         7.1     Representations and Warranties

         The representations and warranties of each Purchaser contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

         7.2     Fairness Opinion

         On or immediately prior to the date hereof, Alex. Brown & Sons Incorporated shall have rendered its opinion to the Board of Directors of the Company that the terms of this transaction are fair to the shareholders of the Company from a financial point of view.

         7.3     Injunction

         There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

SECTION 8. REGISTRATION RIGHTS

         8.1     Definitions

         As used in this Section 8:

         (a) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

         (b) the term "Registrable Securities" means (A) the shares of Common Stock issuable on conversion of the Convertible Preferred Stock and upon exercise of the Warrants, (B) any shares of Common Stock issued as a dividend on the Convertible Preferred Stock, (C) any shares of Common Stock held by the Purchasers and (D) any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referred to in clauses (A), (B) and (C) above;

         (c) the term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof; and

         (d) the number of shares of "Registrable Securities then outstanding" shall be determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which upon issuance would be, Registrable Securities.

         8.2     Requested Registration

         (a) Request for Registration. If the Company shall receive at any time a written request from the Holder or Holders of a majority of the Registrable Securities then outstanding and entitled to registration rights under this Section 8 (the "Initiating Holders") that the Company effect a registration, qualification or compliance with respect to all or a part of the Registrable Securities, the Company will, within five days of the receipt thereof, give written notice of such request to all Holders and shall within sixty (60) days of its receipt of such written request, file a registration statement on a form deemed appropriate by the Company's counsel with the SEC covering all the Registrable Securities which the Holders shall in writing request (given within 20 days of receipt of the notice given by the Company pursuant to this Section 8.2(a)) to be included in such registration and the Company shall use its diligent best efforts to cause such registration statement to become effective no later than 120 days after the receipt of such request.

         The Company shall also, as soon as practicable, use its diligent best efforts to effect all such other registration, qualification and compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under the applicable blue sky, or other state securities laws, and appropriate compliance with exemptive regulations issued under the 1933 Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities of such Holders as are specified in such request. No request under this Section 8.2(a) may be made, however, during the 120 day period immediately following the date on which the Company has given the Holders notice pursuant to Section 8.3 of any registration statement with respect to which the Holders can cause Registrable Securities to be included therein.

         The Company shall not be obligated to effect such registration, qualification or compliance pursuant to Section 8.2(a) hereof (A) after the Company already has effected two (2) such registrations pursuant to this
Section 8.2(a) and such registrations have been declared or ordered effective or (B) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act or applicable rules or regulations thereunder.

         The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 8.2(b) below, include other securities of the Company which are held by officers or directors of the Company, or which are held by persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration (the "Other Shareholders"), but the Company shall have no absolute right to include any of its securities in any such registration.

         The registration rights set forth in this Section 8.2 shall be assignable at the option of each of the Holders, in whole or in part, to any transferee of the Convertible Preferred Stock or Registrable Securities (i) so long as such transferee owns at least 2% of the Common Stock (computed on a fully diluted basis) of the Company or (ii) the transferee is an Affiliate of a Purchaser; provided, that the Company is given written notice by such Holder at the time or within a reasonable time after said transfer, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are assigned.

         (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by such request by means of an underwriting, they shall so advise the Company as a part of such request made pursuant to
Section 8.2(a). The Company shall enter into an agreement in customary form for a secondary distribution with the underwriter or underwriters selected by such Initiating Holders for such underwriting, provided such underwriters are reasonably acceptable to the Company, but the Company shall not be required to pay any commission to the underwriter in respect of the sale of Registrable Securities.

         If officers or directors of the Company holding other securities of the Company shall request inclusion in any registration pursuant to this
Section 8.2, or if Other Shareholders request such inclusion, the Holders shall offer to include the securities of such officers, directors and Other Shareholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 8. The Company shall (together with all officers, directors and Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders reasonably acceptable to the Company. Notwithstanding any other provision of this Section 8.2, if the representative advises the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the securities of the Company held by officers or directors of the Company and the securities held by Other Shareholders shall be excluded from the underwriting by reason of the underwriter's marketing limitation to the extent so required by such limitation. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any officer, director or Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

         8.3     Company Registration

         (a) Inclusion in Registration. If the Company shall determine to register any of its securities on a form (other than Form S-8 or Form S-4 or their successor forms) which would permit the registration of any Registrable Securities, or the Company shall be requested to register any of its securities by any holder of any securities entitled to registration upon such request (other than the Holders or their nominees or assignees), the Company will:

                 (i) promptly give to the Holders written notice thereof (which shall include a list of the jurisdictions, if any, in which the Company intends to qualify such securities under the applicable blue sky or other state securities laws); and

                 (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein which must be a firm commitment underwriting, all the Registrable Securities specified in a written request or requests made by each of the Holders, within 30 days after receipt of the written notice from the Company described in clause (i) above; provided, however, that if the offering is underwritten and relates only to securities to be sold by the Company and the Holders are advised in writing by the managing underwriter that the sale of Registrable Securities by the Holders within 120 days of the effective date of such registration statement, due to market conditions, will materially adversely affect such underwriting, the Holders shall not sell any of their Registrable Securities for 120 days after the effective date of such registration statement (or such shorter time as the managing underwriter may request).

         (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 8.3(a). In such event the right of the Holders to registration pursuant to the Section 8.3 shall be conditioned upon the Holders' participation in such underwriting and the inclusion of the Holders' Registrable Securities in the underwriting to the extent provided herein. The Holders shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company and shall use their best efforts to arrange for all documents and opinions required to be delivered thereunder in respect of their participation as selling shareholders. Notwithstanding any other provision of this Section 8.3, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall include in the underwriting only that number of such securities, including Registrable Securities, which the managing underwriter believes will not jeopardize the success of the offering (the securities so included to be apportioned as follows: first all securities which stockholders other than: (i) the Holders and (ii) holders of other registration rights of the Company ("Other Registration Rights Holders") seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, then the number of shares held by Holders and Other Registration Rights Holders that may be included in the underwriting shall be apportioned pro rata among them according to the total amount of securities entitled to be included therein owned by each selling Holder and Other Registration Rights Holder or in such other apportions as shall be mutually agreed to by such selling Holders and Other Registration Rights Holders but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering. If any of the Holders or Other Registration

Rights Holders or any officer, director or Other Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         (c) Number and Transferability. The Holders shall be entitled to have their shares included in an unlimited number of registrations pursuant to this Section 8.3. The registration rights granted pursuant to this Section shall be assignable at the option of each of the Holders, in whole or in part, to any transferee of the Convertible Preferred Stock or Registrable Securities
(i) so long as such transferee owns at least 2% of the Common Stock (computed on a fully diluted basis) of the Company or (ii) the transferee is an Affiliate of a Purchaser; provided, that the Company is given written notice by such Holder at the time or within a reasonable time after said transfer, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are assigned.

         8.4     Form S-3

         The Company shall use its best efforts to qualify for registration on Form S-3 for secondary sales. After the Company has qualified for the use of Form S-3, Holders of Registrable Securities shall have the right to request up to 3 registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of shares by such holders), subject only to the following:

                 (A) The Company shall not be required to effect a registration pursuant to this Paragraph 8.4 unless the Holder or Holders of Registrable Securities requesting registration propose to dispose of shares of Registrable Securities having an aggregate price to the public (before deduction of underwriting discounts and expenses of sale) of more than $1,000,000.

                 (B) The Company shall not be required to effect a registration pursuant to this Paragraph 8.4 within 180 days of the effective date of the most recent registration pursuant to this
         Section 8 in which securities held by the requesting Holder could have been included for sale or distribution.

         The Company shall give written notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Paragraph 8.4 and shall provide a reasonable opportunity for other Holders of Registrable Securities to participate in the registration, provided that if the registration is for an underwritten offering, the terms of Paragraph 8.2(b) shall apply to all participants in such offering. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

         8.5     Expenses of Registration

         All expenses incurred in connection with the registration, qualification or compliance pursuant to this Section 8 including, without limitation, all registration, filing and qualification fees, accounting fees and printing expenses, fees and disbursements of counsel for the Company and the reasonable fees and expenses of one counsel for the selling Holders and expenses incidental to or required by such registration shall be borne by the Company. Underwriting discounts and commissions shall be borne and paid ratably by the Holders of the Registrable Securities included in any such registration.

         8.6     Other Obligations of the Company

         In connection with the Company's obligations to the Holders with respect to the sale of Registrable Securities pursuant to a public offering thereof as provided in this Section 8, the Company shall use its best efforts to register Registrable Securities as required, or permitted if any Holder so requests, under Section 12 of the Exchange Act and, if the Registrable Securities to be sold meet the criteria for listing on any exchange on which the Common Stock is then listed, apply for listing of such Registrable Securities on such exchange.

         8.7     Registration Procedures

         In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 8, the Company shall:

                 (i) Notify each Holder as to the filing of the Registration Statement and of all amendments or supplements thereto filed prior to the effective date of said Registration Statement;

                 (ii) Notify each Holder, promptly after it shall receive notice thereof, of the time when said Registration Statement becomes effective or when any amendment or supplement to any prospectus forming a part of said Registration Statement has been filed;

                 (iii) Notify each Holder promptly of any request by the SEC for the amending or supplementing of such Registration Statement or prospectus or for additional information;

                 (iv) Prepare and promptly file with the SEC and promptly notify each Holder of the filing of any amendments or supplements to such Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at any time when a prospectus relating to the Registrable Securities is required to be delivered under the 1933 Act, any event with respect to the Company shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and, in addition, prepare and file with the SEC, promptly upon the written request of any Holder, any amendments or supplements to such Registration Statement or prospectus which may be reasonably necessary or advisable in connection with the distribution of the Registrable Securities;

                 (v) Advise each Holder promptly after the Company shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of any such Registration Statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose, and promptly use its best efforts to prevent the issuance of any stop order or obtain its withdrawal promptly if such stop order should be issued;

                 (vi) Use its best efforts to qualify as soon as reasonably practicable the Registrable Securities included in the Registration Statement for sale under the securities or blue-sky laws of such states and jurisdictions within the United States as shall be reasonably requested by any Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, to become subject to taxation or to file a consent to service of process generally in any of the aforesaid states or jurisdictions; and

                 (vii) Furnish each Holder, as soon as available, copies of any Registration Statement and each preliminary or final prospectus, or supplement or amendment required to be prepared pursuant hereto, all in such quantities as any Holder may from time to time reasonably request.

         At its expense, the Company shall keep such registration effective for a period of one hundred twenty (120) days or until each Holder has completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the 1933 Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the 1933 Act governing the obligation to file a post-effective amendment which reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, permits the incorporation by reference of information required to be included above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

         8.8     Indemnification

         (a) The Company shall indemnify each Holder on whose behalf registration, qualification or compliance has been effected pursuant to this
Section 8, each of such Holder's officers, directors and general and limited partners, and its Affiliates, and each underwriter of Registrable Securities held by or issuable to such Holder and each officer, director or Affiliate of such underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the 1933 Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors and partners and each of its Affiliates, and each such underwriter and each of its Affiliates, for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the Company shall not be liable to a Holder in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or the underwriter of any such Holder and stated to be specifically for use therein.

         (b) Each of the Holders shall, if Registrable Securities held by them are included in the securities as to which such registration, qualification or compliance is being effected, severally indemnify the Company, each of its directors and officers who sign such registration statement, each Affiliate of the Company, each underwriter, if any, of the Company's securities covered by such registration statement, each other Holder and each Affiliate thereof against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, employees, Affiliates, other Holders or underwriters for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the proceeds to each Holder of securities sold as contemplated herein.

         (c) Each party entitled to indemnification under this Section 8 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party, and the Indemnified Party may participate in such defense at such party's expense, and; provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying

Party of its obligations under this Section 8. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

         8.9     Information about the Purchaser

         Each Holder shall promptly furnish to the Company such information regarding itself, its Affiliates or subsidiaries and the distribution proposed by it as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 8.

         8.10    Conditions to Registration

         As a condition to the Company's obligation hereunder to cause a registration statement to be filed or Registrable Securities to be included in a registration statement, each Holder shall provide such information and execute such documents as may reasonably be required in connection with such registration. In addition, the Company shall not be obligated to file a registration statement or to include Registrable Securities in a registration statement hereunder, (i) if the Company shall have received opinions of counsel reasonably satisfactory to each Holder and the Company to the effect that the proposed disposition of such Registrable Securities may be effected without registration under the 1933 Act or (ii) to the extent all such Registrable Securities can then be sold during a single three month period pursuant to Rule 144 under the 1933 Act.

         8.11    Rule 144

         With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the restricted securities to the public without registration, the Company agrees to:

         (a) Make and keep public information available as those terms are understood and defined in Rule 144 under the 1933 Act at all times;

         (b) Use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act at any time after it has become subject to such reporting requirements;

         (c) So long as each Holder owns any Registrable Securities, furnish to each Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the 1933 Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as each Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing each Purchaser to sell any such securities without registration.

SECTION 9. COVENANTS

         9.1     Financial and Business Information

         From and after the date hereof, the Company shall deliver to each Purchaser so long as it holds any shares of the Convertible Preferred Stock or at least ten percent (10%) of the outstanding Common Stock or securities which may be converted into a number of shares of Common Stock as would equal at least ten percent (10%) of the Common Stock outstanding upon such conversion:

         (a) Reports - promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, of each financial statement, report, notice or proxy statement sent by the Company to the SEC or any successor agency, if applicable, of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company with, or received by such Person in connection therewith from, any securities exchange or the SEC or any successor agency, of any press release issued by the Company, and of any material of any nature whatsoever prepared by the SEC, or any successor agency thereto or any state blue sky or securities law commission which relates to or affects in any way the Company;

         (b) Requested Information - with reasonable promptness, the Company shall furnish each Purchaser with such other data and information as from time to time may be reasonably requested.

         9.2     Inspection

         As long as each Purchaser holds any shares of the

Convertible Preferred Stock or at least ten percent (10%) of the Common Stock or holds securities convertible into a number of shares of Common Stock that if converted would equal at least ten percent (10%) of the Common Stock outstanding upon conversion, the Company shall permit each Purchaser, its nominee, assignee, and its representative to visit and inspect any of the properties of the Company, to examine all its books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with each Purchaser, its nominees, assignees and representatives the finances and affairs of the Company and its subsidiaries), all at such reasonable times and as often as may be reasonably requested.

         9.3     Confidentiality

         As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including without limitation information furnished pursuant to Sections 9.1 and 9.2 hereof) as constitutes or contains confidential business, financial or other information of the Company, each Purchaser covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than their respective authorized employees, counsel, accountants, shareholders, partners, limited partners and other authorized representatives; provided, however, that each Purchaser may disclose or deliver any information or other material disclosed to or received by each Purchaser should the Purchaser be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. In the event of any termination of this Agreement prior to the Closing Date, each Purchaser shall return to the Company all confidential material previously furnished to each Purchaser or its directors, counsel, accountants and other representatives in connection with this transaction.

         For purposes of this Section 9.3(a), "due care" means at least the same level of care that each Purchaser would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

         9.4     Compliance with Laws

         The Company will comply in all material respects with all applicable rules, regulations and orders except where the failure to comply would not have a material adverse effect on the business, properties, operations, prospects or financial condition of the Company.

         9.5     Insurance

         The Company will maintain insurance (including without limitation directors and officers liability insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size and credit standing engaged in similar business and owning similar properties.

         9.6     Keeping of Books

         The Company will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

         9.7 Lost, etc. Certificates Evidencing the Warrant and Convertible Preferred Stock; Exchange

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing the Warrants or any Convertible Preferred Stock owned by each Purchaser, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. The Purchaser's agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this
Section 9.7. Upon surrender of any certificate representing the Warrants or the Convertible Preferred Stock for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of shares of Convertible Preferred Stock, as the case may be, represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for Convertible Preferred Stock to the office of each Purchaser (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this
Section 9.7.

SECTION 10. INTERPRETATION OF THIS AGREEMENT

         10.1    Terms Defined

         As used in this Agreement the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         Affiliate: shall mean a Person (other than a subsidiary) (l) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person, (2) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person or (3) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Business Day: shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are not required or authorized to close.

         Certificate of Designation: shall have the meaning set forth in
Section 1.

         Closing Date: shall mean the consummation of the purchase and sale of the Convertible Preferred Stock and the Warrants described in Section 2(a).

         Code: shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         Common Stock: shall have the meaning set forth in Section 3.3.

         Convertible Preferred Stock: shall have the meaning set forth in
Section 1.

         ERISA: shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

         GAAP: shall have the meaning set forth in Section 3.7

         Person: shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         Preferred Stock: shall have the meaning set forth in Section 3.3.

         SEC: shall mean the Securities and Exchange Commission.

         Voting Stock: shall mean securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         1933 Act: shall mean the Securities Act of 1933, as amended.

         10.2    Accounting Principles

         Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

         10.3    Directly or Indirectly

         Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         10.4    Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         10.5    Paragraph and Section Headings

         The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 11. MISCELLANEOUS

         11.1    Notices

         (a) All communications under this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid:

         (1) if to the Purchasers, at the address(es) shown on Exhibit A of this Agreement or at such other address as such Purchaser may have furnished the Company in writing, with a copy to:

                          Peter H. Jakes, Esq.
                          Willkie Farr & Gallagher
                          153 East 53rd Street
                          New York, New York 10022

         (2) if to the Company, at the address shown at the beginning of this Agreement, marked for the attention of Randall M. Gates, Vice President and Chief Financial Officer, or at such other address as it may have furnished in writing to the Purchasers, with a copy to:

                          Alan K. Austin, Esq.
                          Wilson, Sonsini, Goodrich & Rosati
                          Two Palo Alto Square
                          Palo Alto, California 94306

         (b) Any notice so addressed and mailed by registered or certified mail shall be deemed to be given on the third Business Day after the date the same is so mailed.

         11.2    Expenses and Taxes

         The Company will pay, and save and hold the Purchasers harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Warrants and the Convertible Preferred Stock, or the Common Stock issuable upon conversion of the Convertible Preferred Stock or upon exercise of the Warrants.

         11.3    Reproduction of Documents

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Purchasers on the Closing Date (except for certificates evidencing the Convertible Preferred Stock itself), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchasers, may be reproduced by the Purchaser by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Purchaser may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Purchasers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         11.4    Termination and Survival

         Unless the Closing has occurred prior thereto, this Agreement and, except as herein provided, all the rights of the parties hereto, shall terminate on May 31, 1990 (unless such date is extended by mutual written consent). Notwithstanding the foregoing, Section 9.3 hereof shall survive the termination of this Agreement. All warranties, representations, and covenants made by the Purchasers and the Company herein or in any certificate or other instrument delivered by the Purchasers or the Company under this Agreement shall be considered to have been relied upon by the Company or the Purchasers, as the case may be, and shall survive all deliveries to the Purchasers of the Convertible Preferred Stock and the Warrants or payment to the Company for such Convertible Preferred Stock and the Warrants, regardless of any investigation made by the Company or the Purchasers, as the case may be, or on the Company's or the Purchasers' behalf. All statements in any such certificate or other instrument shall constitute warranties and representation by the Company hereunder.

         11.5    Successors and Assigns

         This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. The Purchasers may assign its rights under Section 8 hereof to any person and may assign any or all of its rights under this Agreement (including Section 8) to any Affiliate; provided, however, that the Company is furnished within a reasonable time of its request, such information as it shall reasonably request relating to such assignees.

         11.6    Entire Agreement; Amendment and Waiver

         This Agreement and the Schedules and Exhibits attached hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof between such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the holders of at least two-thirds (66 2/3%) of the Convertible Preferred Stock.

         11.7    Limitation on Enforcement of Remedies

         The Company hereby agrees that it will not assert against the limited partners of any Purchaser any claim it may have under this Agreement by reason of any failure or alleged failure by any Purchaser to meet its obligations hereunder.

         11.8    Counterparts

         This Agreement may be executed in one or more counterparts with the same effect as if the parties executing the counterparts had each executed one instrument as of the day and year first above written.

                                Very truly yours,

                                VESTAR, INC.


                                By:                 (ILLEGIBLE)
                                      --------------------------------------

                                WARBURG, PINCUS CAPITAL PARTNERS, L.P.

                                By:   WARBURG, PINCUS & CO.,
                                      General Partner

                                By:                (ILLEGIBLE)
                                      --------------------------------------

                                HUMANA INC.

                                By:                (ILLEGIBLE)
                                      --------------------------------------

                   Exhibit A to Securities Purchase Agreement

                                 Column 1                Column 2                    Column 3
                             Number of Shares
                              of Convertible             Number of                Aggregate Cash
Purchasers                    Preferred Stock            Warrants                 Purchase Price
----------                    ---------------            --------                 --------------
Warburg, Pincus                   5,000                 1,176,470                    $5,000,000
Capital Partners, L.P.,
466 Lexington Avenue
New York, NY 10017

Humana Inc.                         500                   117,647                      $500,000
500 West Main Street
Louisville, KY 40202